Exhibit 99.1

CONTACT:
Diana G. Purcel
Vice President & Chief Financial Officer
Famous Dave’s of America, Inc.
952-294-1300
diana.purcel@famousdaves.com

Famous Dave’s Reports First Quarter Net Income Per Share of $0.05

     MINNEAPOLIS, April 27, 2005 — Famous Dave’s of America, Inc. (Nasdaq: DAVE) today announced financial results for the first quarter ended April 3, 2005. Highlights for the first quarter of 2005, relative to the same quarter last year, were as follows:

•	Total revenue of $23.5 million increased 4% over the prior year.

•	Comparable store sales for company-owned restaurants increased 1% over the prior year.

•	Earnings were $0.05 per diluted share, including $0.01 of expense related to stock-based compensation.

     Net income for the first quarter ending April 3, 2005 was $533,000, or $0.05 per diluted share, on total revenue of $23.5 million. In comparison, for the first quarter of 2004, net income was $527,000, or $0.04 per diluted share, on total revenue of $22.6 million. For the first quarter of 2005, net sales for company-owned restaurants, open year-round for 18 months or more, increased approximately 1.1%, as compared to a 2.2% decline for the first quarter of 2004. Total revenues for the first quarter of 2005 increased approximately 4% over the 2004 comparable period, primarily due to growth in franchise royalties.

     David Goronkin, President and Chief Executive Officer, said the company’s first quarter performance was in line with the company’s expectations for what is typically its seasonally slowest period. “We are pleased to report a third consecutive quarter of comparable store sales growth,” said Goronkin. “Our fiscal 2005 objectives include among other things, an increased focus on execution and accountability, and our first quarter results reflect our long-term commitment towards operational excellence, brand development and improved financial performance.”

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2 —Famous Dave’s Reports First Quarter Results

     Goronkin added that the earnings results for the first quarter of 2005 included compensation expense of approximately $206,000, or $0.01 per diluted share, related to the company’s stock-based incentive plans, and compares to approximately $52,000, or $0.00 per diluted share for the prior year comparable period.

     Famous Dave’s opened five franchise-operated restaurants during the first quarter of 2005, including its first restaurant in metropolitan Philadelphia. The company also entered into area development agreements for eight new restaurants, including its first Florida and West Virginia locations. Famous Dave’s ended the quarter with 109 restaurants, including 38 company-owned restaurants and 71 franchise-operated restaurants in 25 states, and had signed area development agreements for an additional 171 franchised locations.

     During the 2005 first quarter, the company repurchased approximately 363,000 of its common shares at an average price of $13.68 per share, excluding commissions. At the end of the quarter, the company had approximately 592,000 shares remaining to be purchased under the one million share program, authorized by its board of directors in November 2004.

The company is hosting a conference call tomorrow, April 28, 2005, at 10:00 am CT to discuss its first quarter 2005 financial results, and invites all those interested in hearing management’s discussion of the quarter to join the conference call by dialing 800-374-1553. A replay will be available for one week following the call by dialing (800) 642-1687, conference ID 5342443. Participants may also access a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

Famous Dave’s of America, Inc. (NASDAQ:DAVE) develops, owns, operates and franchises barbeque restaurants. As of April 3, 2005, the company owned 38 locations and franchised 71 additional units in 25 states, and had signed development agreements for an additional 171 franchise locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.

(Financial Statements and Supplemental Financial Information Follow)

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FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	April 3,	March 28,
	2005	2004
Revenue:
Restaurant sales, net	$20,743	$20,573
Franchise royalty revenue	2,143	1,584
Franchise fee revenue	395	438
Licensing and other revenue	215	52

Total revenue	23,496	22,647

Costs and expenses:
Food and beverage costs	6,349	6,407
Labor and benefits	6,293	6,336
Operating expenses	5,066	5,004
Total depreciation and amortization	1,123	1,118
General and administrative	3,373	2,498

Total costs and expenses	22,204	21,363

Income from operations	1,292	1,284

Other income (expense):
Interest expense	(480)	(481)
Interest income	94	75
Other expense, net	(47)	(11)

Total other expense	(433)	(417)

Income before income taxes	859	867

Income tax expense	326	340

Net income	$533	$527

Basic and diluted net income per common share	$0.05	$0.04

Weighted average common shares outstanding – basic	11,329,000	12,279,000

Weighted average common shares outstanding — diluted	11,720,000	12,641,000

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FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
RESTAURANT OPERATING RESULTS AS A % OF RESTAURANT SALES, NET
(unaudited)

	Three Months Ended
	April 3,	March 28,
	2005	2004
Food and beverage costs	30.6%	31.1%
Labor and benefits	30.3%	30.8%
Operating expenses	24.4%	24.3%
Depreciation & amortization (restaurant level)	5.0%	5.1%

Total costs and expenses	90.3%	91.3%
Income from restaurant operations	9.7%	8.7%

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	April 3,	January 2,
	2005	2005
ASSETS
Current assets	$15,021	$19,768
Property, equipment and leasehold improvements, net	44,366	44,664
Other assets	7,483	7,481

Total assets	$66,870	$71,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$8,025	$9,011
Long-term obligations	19,545	19,559
Shareholders’ equity	39,300	43,343

Total liabilities and shareholders’ equity	$66,870	$71,913

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended
	April 3,	March 28,
	2005	2004
Weighted average weekly net sales:
Company-Owned	$41,960	$41,633
Franchise-Owned	$51,929	$49,640
Comparable net sales:
Company-Owned	1.1%	(2.2)%
Franchise-Owned	(1.9)%	(2.6)%
Total number of restaurants:
Company-Owned	38	38
Franchise-Owned	71	54

Total	109	92

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